Exhibit 10.32

Execution Version

CASTLE CREEK BIOSCIENCES, INC.

CONVERTIBLE NOTE PURCHASE AGREEMENT

THIS CONVERTIBLE NOTE PURCHASE AGREEMENT (“Agreement”) is made as of June 28, 2021 (the “Effective Date”) by and among Castle Creek Biosciences, Inc., a Delaware corporation (the “Company”), and the persons and entities named on the Schedule of Investors attached hereto (individually, an “Investor” and collectively, the “Investors”).

WHEREAS, at the Closing (as defined below), the Company desires to issue and sell to the Investors, each of which is an “accredited investor” under the Securities Act of 1933, as amended (the “Securities Act”), convertible promissory notes (the “Note”), in substantially the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Parties hereby agree as follows:

Section 1. Issuance and Purchase of the Notes. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Company agrees to issue to each of the Investors a Note, and Investor hereby agrees to purchase such Note at the Closing. The Company shall use the proceeds from the issuance and sale of the Notes for general working capital purposes.

Section 2. Closing and Closing Deliveries.

2.1 Closing. The purchase and sale of the Notes shall take place remotely via the exchange of documents and signatures on the Effective Date (the “Closing”). At the Closing, the Company shall issue and deliver to the Investors the Notes, and the Investors shall pay to the Company the principal amount set forth opposite such Investor’s name on the Schedule of Investors via wire transfer of immediately available funds pursuant to the wire instructions set forth on Schedule 2 attached hereto. Notwithstanding the foregoing, each Fidelity Investor shall not be required to send its payment by wire transfer for the Note being purchased by such Fidelity Investor until it receives a copy (electronically in PDF format) of its signed Note and counterpart to this Agreement applicable to such Fidelity Investor (or its securities nominee in accordance with delivery instructions). No later than five (5) Business Days following the Closing, the Company shall deliver such signed Note and Agreement to such Fidelity Investor’s custodian in accordance with its delivery instructions. Any Notes sold pursuant to this Section 2 shall be deemed to be “Notes,” for all purposes under this Agreement.

2.2 Closing Deliveries of the Company. At the Closing, the Company shall deliver, or cause to be delivered, to the Investors:

a. Certificate of Good Standing of each of the Company and Castle Creek OpCo issued by the Secretary of State of the State of Delaware, dated as of a date not more than ten (10) days prior to the date hereof;

b. the Certificate of Incorporation as certified by the Secretary of State of the State of Delaware as of a date not more than twenty (20) days prior to the date hereof, and the bylaws of the Company and all amendments thereto, certified as of the date hereof by an officer of the Company as being correct and complete and in full force and effect on the date hereof;

c. the OpCo LLCA; and

d. resolutions of the Board approving this Agreement and the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby, certified as of the date hereof by an officer of the Company as being correct, complete, unmodified and in full force and effect on the date here.

2.3 Closing Deliveries of each Investor. At the Closing, each Investor shall deliver, or cause to be delivered, to the Company:

a. a counterpart signature page to this Agreement;

b. a counterpart signature page to the Note;

c. a counterpart signature page to the Subordination Agreement (as defined herein).

Section 3. Definitions. For purposes of this Agreement:

3.1 “409 A Plan” has the meaning set forth in Section 5.2(d).

3.2 “Actions” means any action, suit, arbitration, proceeding or investigation by or before any Governmental Authority.

3.3 “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

3.4 “Agreement” has the meaning given to such term in the Preamble.

3.5 “Anti-Bribery Laws” has the meaning given to such term in Section 5.15.

3.6 “Anti-Money Laundering Laws” has the meaning given to such term in Section 5.17.

3.7 “Audited Financial Statements” has the meaning given to such term in Section 5.6.

3.8 “Board” shall mean the Board of Directors of the Company.

3.9 “Business” means (a) the acquisition, development, sale, distribution and lifecycle management of pharmaceutical products in the specialty categories in which the Company or Castle Creek OpCo, as of a given time, is then developing, selling, distributing or managing products, and (b) any similar, related or complementary business or activity that the Company conducts, whether directly or indirectly through Castle Creek OpCo or any other Subsidiaries, as may be modified or expanded by the Board.

3.10 “Business Day” means means any day except Saturday, Sunday and any day that is, in Chicago, Illinois, a legal holiday or a day on which banking institutions are authorized or required by Law or other government action to close.

3.11 “Business Plan” has the meaning given to such term in Section 5.35.

3.12 “Castle Creek Opco” means Castle Creek Biosciences, LLC, a Delaware limited liability company.

3.13 “Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, as amended by the First Amendment to the Second Amended and Restated Certificate of Incorporation of the Company and the Second Amendment to the Second Amended and Restated Incorporation of the Company, as the same may be amended or amended and restated from time to time in accordance with its terms.

3.14 “Closing” ” has the meaning given to such term in Section 2.1.

3.15 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder or in connection therewith.

3.16 “Confidential Information Agreements” has the meaning given to such term in Section 5.21.

3.17 “Common Stock” has the meaning given in the Certificate of Incorporation.

3.18 “Company” has the meaning given to such term in the Preamble.

3.19 “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

3.20 “Company Intellectual Property” means the Intellectual Property owned by the Company or Castle Creek OpCo or held for use or used in the Business as presently conducted and as presently proposed to be conducted.

3.21 “Contract” means any contract, license, lease or other agreement, whether written or oral, to which the Company or Castle Creek OpCo is a party or by which the Company, Castle Creek OpCo or any of their respective assets are bound.

3.22 “Copyright” has the meaning given to such term in the definition of Intellectual Property.

3.23 “Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person, whether direct or indirect, (a) for borrowed money, (b) for liabilities secured by any Lien existing on property owned or acquired and subject thereto, (c) evidenced by notes, bonds, debentures or similar documents, (d) under capital leases (in accordance with GAAP), (e) in respect of letters of credit and bankers’ acceptances, (f) for contracts relating to interest rate protection, swap agreements, factoring, hedging and collar agreements or similar types of contracts and (g) in the nature of Guaranties of the obligations described in clauses (a) through (f) above of any other Person.

3.24 “Employee Benefit Plan” means any of the following (whether written, unwritten or terminated) that either the Company or Castle Creek OpCo has at any time sponsored or maintained, sponsors or maintains, or to which the Company or Castle Creek OpCo has at any time made contributions, or with respect to which the Company or Castle Creek OpCo has had any other liability (contingent or otherwise) at any time: (a) any “employee welfare benefit plan”, as defined in Section 3(1) of ERISA, including any medical plan, life insurance plan, short-term or long-term disability plan, dental plan and sick leave; (b) any “employee pension benefit plan”, as defined in Section 3(2) of ERISA, including any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (c) any other material plan, policy, program or arrangement that provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or other similar individual service provider but excluding employment agreements or offer letters for any specific individuals.

3.25 “Environmental Laws” means any law, regulation or other applicable requirement relating to (a) releases or threatened releases of Hazardous Substance, (b) pollution or protection of employee health or safety, public health or the environment or (c) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances.

3.26 “Equity Commitments” means (a) options, warrants, convertible securities, exchangeable securities, conversion rights, exchange rights or other agreements, commitments or rights that could require a Person to issue any of its equity interests or to sell any equity interests it owns in another Person, (b) any other securities convertible into, or exchangeable or exercisable for, any equity interests of a Person or owned by a Person, (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s organizational documents and (d) stock appreciation rights, phantom stock, profit participation or other similar rights with respect to a Person.

3.27 “Equity Interests” means capital stock of any kind (including shares, membership interests or other interests representing the equity in a limited liability company, corporation, partnership or other legal entity) and Equity Commitments.

3.28 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

3.29 “ERISA Affiliate” means any entity, whether or not incorporated, that together with the Company or Castle Creek OpCo, would be deemed to be a “single employer” for purposes of Section 414 of the Code and/or Section 4001(b)(i) of ERISA.

3.30 “FCPA” has the meaning given to such term in Section 5.15.

3.31 “FDA” has the meaning given to such term in the definition of Governmental Authority.

3.32 “Fidelity Investor” means Fidelity Select Portfolios: Pharmaceuticals Portfolio, Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund, Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, Fidelity Growth Company Commingled Pool, Fidelity Mt. Vernon Street Trust : Fidelity Growth Company K6 Fund, Fidelity Securities Fund: Fidelity Blue Chip Growth Fund and Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund.

3.33 “Financial Statements” has the meaning given to such term in Section 5.6.

3.34 “GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

3.35 “GDPR” means the General Data Protection Regulation (Regulation (EU) 2016/679) promulgated and enforced by applicable Governmental Authorities within the European Union.

3.36 “General Enforceability Exceptions” has the meaning given to such term in Section 5.1(f).

3.37 “Governmental Authority” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, regulatory or administrative authority, agency, department, ministry, board, commission, task force or any court, tribunal or judicial or arbitral body, including the U.S. Food and Drug Administration (a division of the U.S. Department of Health and Human Services) (the “FDA”), U.S. Customs and Border Protection (a division of the U.S. Department of Homeland Security), Department of Health and Human Services, The Office of Civil Rights, Centers for Medicare and Medicaid Services, The Office of Inspector General and any other regulatory or administrative equivalent governmental entity in any country or territory with jurisdiction over the Company or Castle Creek OpCo, including the processes for the development, production, manufacture, packaging or labeling of the products related to the Business, and the Federal Trade Commission, Antitrust Division of the U.S. Department of Justice and any other regulatory or administrative equivalent governmental entity in any country or territory with jurisdiction over antitrust or other competition matters.

3.38 “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

3.39 “Guaranties” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt (described in clauses (a) through (f) of the definition of “Debt”) of any other Person, and (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise, obligation, commitment or undertaking of such Person (i) to pay the Debt (described in clauses (a) through (f) of the definition of “Debt”) of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or Debts (described in clauses (a) through (f) of the definition of “Debt”) or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor.

3.40 “Hazardous Substance” has the meaning given to such term in Section 5.18.

3.41 “Initial Public Offering” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

3.42 “Intellectual Property” means all intellectual property rights or proprietary rights of every kind and nature however denominated, in the U.S. and each country foreign thereto, including: (a) trademarks, service marks, trade names, internet domain names, brands, designs, logos, trade dress, social media accounts, slogans and other distinctive indicia of origin or source identifiers, together with goodwill, registrations and applications relating to the foregoing, and any rights to obtain renewals (collectively, “Trademarks”), (b) patents and pending patent applications, including any and all divisions, continuations, continuations-in-part, reissues, revisions, reexaminations and any extensions thereof, any counterparts claiming priority therefrom, designs, utility models, statutory invention rights, industrial designs and like statutory rights (collectively, “Patents”), (c) registered and unregistered copyrights (including those in Software), and all registrations and applications to register the same, copyrightable works and mask works and any moral rights associated with the foregoing (collectively, “Copyrights”), and (d) confidential technology, know-how, trade secrets, inventions, works of authorship, processes, formulae, algorithms, models and methodologies, Software (including data, databases, documentation and the contents and audiovisual displays of internet and intranet websites), any and all rights, including any common law rights, in any of the foregoing, all other proprietary or similar rights, and the right to sue and recover for past or future infringements or misappropriation thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world and the goodwill associated therewith.

3.43 “Investor” or “Investors” have the meaning given to such terms in the Preamble.

3.44 “Investors Rights Agreement” means that certain Second Amended and Restated Investors’ Rights Agreement, dated as of the date hereof, by and among the Company and the other parties thereto.

3.45 “Interim Financial Statements” has the meaning given to such term in Section 5.6.

3.46 “Investment Company Act” has the meaning set forth in Section 5.31.

3.47 “IP Licenses” means all contracts (excluding computer programs generally available to the public or businesses, which have been licensed to Company or Castle Creek OpCo solely in object code form for its internal use, without any right to modify, (i) pursuant to end-user, object code “click-wrap” or “shrink-wrap” agreements, (ii) which constitute the terms of use or service for any website or (iii) for a one-time or annual fee of $25,000 or less, and not including any support, maintenance, implementation or training fees that may be charged in connection with such license) pursuant to which the Company or Castle Creek OpCo has acquired rights in or to, or engaged a third party to develop, any Intellectual Property, or licenses and agreements pursuant to which the Company or Castle Creek OpCo has licensed or transferred the right to use any Intellectual Property, including license agreements, settlement agreements and covenants not to sue relating to Intellectual Property.

3.48 “Key Employee” means any executive-level employee (including division director and vice president-level positions) of the Company or Castle Creek OpCo, as well as any employee or consultant who either alone or in concert with others is involved in the development, invention, programming or design of any Company Intellectual Property.

3.49 “Knowledge of the Company” means the actual knowledge of Gregory Wujek, Greg MacMichael, Dr. Mary Spellman, Matthew Gantz, Andrea Kistner, and Babar Ghias , after reasonable inquiry by such individuals.

3.50 “Latest Balance Sheet” has the meaning given to such term in Section 5.6.

3.51 “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, Governmental Order or rule of law (including common law).

3.52 “Leased Properties” has the meaning given to such term in Section 5.33.

3.53 “Liens” means any lien (statutory or otherwise), mortgage, deed of trust, easement, pledge, judgment, security interest, assignment, use restriction, restriction on transfer or other encumbrance of any kind or nature whatsoever, whether voluntary or involuntary, choate or inchoate (including any agreement to give any of the foregoing, or any conditional sale or other title retention agreement).

3.54 “Listed IP” has the meaning given to such term in Section 5.25(a).

3.55 “Made Available” means, with respect to any information, document or material, that such information, document or material was (a) delivered (including via electronic transmission) to the Investor or their respective counsel or financial advisers or (b) uploaded to the data room established for the benefit of the Investors in connection with the transactions contemplated hereby, in each case, at least forty-eight (48) hours prior to the Closing.

3.56 “Material Adverse Effect” means any state of facts, circumstance, effect, condition, change, occurrence or development that (a) directly or indirectly prevents or materially impairs or delays the ability of the Company to perform its obligations contemplated hereunder or (b) has a material adverse effect on the condition (financial or otherwise), results of operations, assets or prospects of the Company and Castle Creek OpCo, taken as a whole.

3.57 “Material Contracts” has the meaning given to such term in Section 5.8(a).

3.58 “OFAC” has the meaning given to such term in Section 5.16.

3.59 “OpCo LLCA” the certificate of formation of Castle Creek OpCo as certified by the Secretary of State of the State of Delaware as of a date not more than twenty (20) days prior to the date hereof and the limited liability company agreement of Castle Creek OpCo, and all amendments thereto

3.60 “Organizational Documents” means the Certificate of Incorporation and the bylaws of the Company.

3.61 “Owned Software” has the meaning given to such term in Section 5.25(b).

3.62 “Patents” has the meaning given to such term in the definition of Intellectual Property.

3.63 “PCBs” has the meaning given to such term in Section 5.18.

3.64 “Permit” means any authorization, consent, license, permit, Governmental Order, accreditation, certification, approval, notice, waiver, exemption, qualification or registration by or with any Governmental Authority.

3.65 “Permitted Liens” means, collectively, (i) inchoate mechanics’ and materialmen’s Liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business and not for amounts then due but unpaid, (ii) Liens, assessments or other governmental charges for Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP, (iii) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance, social security and other governmental rules that do not individually or in the aggregate impair the use of the property or assets affected thereby or the value of such property or assets for the purposes of such business, (iv) use restrictions imposed by a licensor of Intellectual Property on such licensor’s Intellectual Property in the ordinary course of business or that may be imposed by the owner of Intellectual Property on such owner’s Intellectual Property pursuant to rights granted by applicable Law and (v) restrictions on transfer under applicable federal or state securities laws.

3.66 “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

3.67 “Personal Information” has the meaning given to such term in Section 5.34.

3.68 “Preferred Stock” has the meaning given in the Certificate of Incorporation.

3.69 “Real Property Leases” has the meaning given to such term in Section 5.33.

3.70 “Register” has the meaning given to such term in Section 7.8.

3.71 “Registrations” means all investigational new drug applications, biologics license applications, new drug applications, abbreviated new drug applications, marketing authorization applications, new drug submissions, breakthrough therapy designations, orphan drug and/rare pediatric disease designations and any comparable applications, designations and submissions, whether on an expedited basis or otherwise, together with any and all supplements or modifications or amendments thereto, granted by any Governmental Authority with respect to the Company’s or Castle Creek OpCo’s pharmaceutical products.

3.72 “Regulating Authority” has the meaning given to such term in Section 5.10.

3.73 “Right of First Refusal and Co-Sale Agreement” means that certain Second Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of the date hereof, by and among the Company and the other parties thereto.

3.74 “Securities Act” shall mean the Securities Act of 1933, as amended.

3.75 “Software” means all computer programs, including any and all software implementations of algorithms, applications, models and methodologies, whether in source code or object code form, databases and compilations, including any and all electronic data and electronic collections of data, development and design tools, library functions and compilers, and graphical user interfaces, together with, in each of the foregoing cases, all bug or error fixes, patches, modifications, enhancements, updates, upgrades, corrections, replacement and successor products, new versions, new releases and derivative works of, to or based on any of the foregoing, documentation and other works of authorship relating to or embodying any of the foregoing, including user manuals and training materials, and tangible embodiments of any of the foregoing in any form or media.

3.76 “Stockholder Documents” means: (i) the Voting Agreement; (ii) the Investors’ Rights Agreement; and (iii) the Right of First Refusal and Co-Sale Agreement.

3.77 “Subordination Agreement” means that certain Subordination Agreement, dated as of the date hereof, by and between the Investors and the Senior Creditors (as defined therein) and as acknowledged by the Company.

3.78 “Subsidiary” means, as to the Company, any Person of which securities or other interests having the power to elect a majority of that Person’s board of directors or similar governing body are held, whether directly or indirectly through one or more intermediaries, by the Company, including Castle Creek OpCo and Swiss Subsidiary; provided, however, that notwithstanding anything herein to the contrary, except as expressly set forth in Section 4.3(d), the Company is making no representations or warranties relating to or in connection with the Swiss Subsidiary.

3.79 “Swiss Subsidiary” means Isolagen International S.A., a Swiss Société Anonyme.

3.80 “Tax” or “Taxes” means, with respect to any Person, all federal, state, local, county, foreign and other taxes, assessments or other government charges in the nature of a tax, including any income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, capital stock, franchise, profits, license, registration, recording, documentary, intangibles, conveyancing, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property (real and personal), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment, charge or tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign).

3.81 “Tax Returns” means any and all returns, reports, claims for refund and forms (including elections, declarations, amendments, schedules, information statements, information returns or attachments thereto) filed or required to be filed with a Governmental Authority with respect to any Taxes.

3.82 “Trademark” has the meaning given to such term in the definition of Intellectual Property.

3.83 “Transaction Documents” means this Agreement, the Note and the Second Amendment to the Certificate of Incorporation.

3.84 “Valor” means Valor R&D Series LLC—Series FO and Valor CCP Holdings, LLC.

3.85 “Voting Agreement” means that certain Second Amended and Restated Voting Agreement, dated as of the date hereof, by and among the Company and the other parties thereto.

Section 4. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

4.1 when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

4.2 the headings of this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

4.3 whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;’

4.4 the words “either,” “or,” “neither,” “nor” and “any” are not exclusive;

4.5 the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular Article or Section of this Agreement;

4.6 references to a particular Law include all rules and regulations thereunder and any successor statute, rules or regulations, in each case, as amended, supplemented or otherwise modified from time to time;

4.7 to the extent the term “day” or “days” is used (as opposed to “Business Day” or “Business Days”), it means calendar days;

4.8 all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

4.9 an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

4.10 the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms, and words denoting the masculine, feminine or neuter gender shall include each other gender as the context requires; and

4.11 references to a Person are also to its successors and permitted assigns, to the extent not prohibited by this Agreement.

Section 5. Representations and Warranties of the Company. Except as set forth on the Disclosure Schedule attached hereto as Exhibit B (the “Disclosure Schedule”), the Company represents and warrants to the Investors that the following statements are true and correct in all material respects as of the date of the Closing. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 5, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 5 to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

5.1 Organization; Authority.

a. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Castle Creek OpCo is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

b. The Company has heretofore Made Available to the Investors true and complete copies of the Certificate of Incorporation, the bylaws of the Company and the certificate of formation of Castle Creek OpCo and the OpCo LLCA as in effect on the date hereof. The minute books, or comparable records, of the Company and Castle Creek OpCo have been Made Available to the Investors for their inspection and contain true and complete records of all written consents in lieu of meetings of the directors and stockholders of the Company and of the manager and members of Castle Creek OpCo since inception.

c. The Company is in good standing and duly qualified to do business as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it or for its use, or the nature or conduct of the Business, makes such qualification necessary and where the failure to be so qualified would have a Material Adverse Effect. Castle Creek OpCo is in good standing and duly qualified to do business as a foreign limited liability company in all jurisdictions where the nature of the property owned or leased by it or for its use, or the nature or conduct of the Business, makes such qualification necessary and where the failure to be so qualified would have a Material Adverse Effect. Schedule 5.1(c) sets forth all jurisdictions in which the Company or Castle Creek OpCo is qualified or licensed to do business as a foreign corporation and a foreign limited liability company, respectively.

d. The Company has the corporate power and authority to own, lease and operate its facilities and assets as presently owned, leased and operated and to carry on the Business as it is presently being conducted and as presently proposed to be conducted. Castle Creek OpCo has the limited liability company power and authority to own, lease and operate its facilities and assets as presently owned, leased and operated and to carry on the Business as it is presently being conducted and as presently proposed to be conducted.

e. The Company has the requisite corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder. The execution and delivery by the Company of the Transaction Documents and its performance thereunder have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings or actions by the Company are necessary to authorize and deliver the Transaction Documents or to consummate the transactions contemplated thereby.

f. The Transaction Documents, assuming the valid execution and delivery thereof by the other parties thereto, constitute a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (including the possibility of unavailability of specific performance or injunctive relief), regardless of whether applied in a proceeding at law or in equity (the “General Enforceability Exceptions”).

g. Except for filings necessary for the sale of the Notes to qualify for certain exemptions from the registration requirements under state blue sky laws and federal securities laws, no authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and no vote, authorization, consent or approval of equity holders of the Company, other than any vote, authorization, consent or approval of such equity holders given before or concurrently with the execution and delivery of this Agreement, is necessary for (i) the valid execution and delivery of this Agreement by the Company, (ii) the execution, issuance and delivery of the Notes by the Company, (iii) the execution and delivery by the Company of the other Transaction Documents and all other instruments, documents and agreements contemplated or required by the provisions hereof or thereof and to be executed and delivered by the Company or (iv) the consummation by the Company of the transactions herein and therein contemplated to be consummated by the Company.

5.2 Capitalization.

a. Schedule 5.2(a) sets forth the issued and outstanding Equity Interests of the Company immediately prior to the date hereof. Except as set forth on Schedule 5.2(a), there are no other issued or outstanding Equity Interests of the Company. All of the issued and outstanding Equity Interests of the Company were duly authorized, validly issued and are fully paid and non-assessable, and have been issued in compliance with all applicable Laws and any preemptive rights, rights of first refusal or similar rights of any Person.

b. Except as set forth on Schedule 5.2(b) or as provided under any Transaction Document, there are no outstanding subscriptions, options, warrants, calls, preemptive rights, rights of first offer, conversion or other rights, agreements or proxies relating to the sale, issuance, registration, voting or transfer of any Equity Interests of the Company, or of any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any Equity Interests of the Company. Except as set forth on Schedule 5.2(b) or as provided under any Transaction Document, there are no outstanding agreements obligating the Company to repurchase, redeem or otherwise acquire, or pay any dividends in respect of, any outstanding Equity Interests of the Company, or any agreements between the Company’s equity holders (or any two or more of them) with respect to the voting of equity securities of the Company.

c. Except as set forth on Schedule 5.2(c) or as provided under any Transaction Document, none of the Company’s outstanding Equity Interests, capital stock, options or convertible securities are entitled to acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of the agreements providing for the issuance of such Equity Interests, capital stock, options or convertible securities, in each case, upon the occurrence of any event or combination of events. The Company has never adjusted or amended the exercise price of any options previously awarded, whether through amendment, cancellation, replacement grant, repricing or any other means.

d. Any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company or Castle Creek OpCo makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan is, or (assuming payments are made in conformity with the written terms of such 409A Plan) will be, subject to the penalties of Section 409A(a)(1) of the Code. Neither the Company nor Castle Creek OpCo has any obligation to “gross-up” any Person for Taxes that may become due pursuant to Section 409A of the Code.

5.3 Subsidiaries and Equity Interests.

a. Except for Castle Creek OpCo and the Swiss Subsidiary, the Company does not have any Subsidiaries and does not own any Equity Interests in any Person.

b. The Company owns, directly or indirectly, all of the issued and outstanding Equity Interests of Castle Creek OpCo. Except for the Equity Interests of Castle Creek OpCo owned by the Company, there are no other issued or outstanding Equity Interests of Castle Creek OpCo. All the outstanding Equity Interests of Castle Creek OpCo were duly authorized and validly issued, are fully paid and have been issued in compliance with all applicable Laws and any preemptive rights, rights of first refusal or similar rights of any Person.

c. Except as set forth on Schedule 5.3(c), there are no outstanding subscriptions, options, warrants, calls, preemptive rights, conversion or other rights, agreements or proxies relating to the sale, issuance, registration, voting or transfer of any Equity Interests of Castle Creek OpCo, or of any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any Equity Interests of Castle Creek OpCo. Except as set forth on Schedule 5.3(c), there are no outstanding agreements obligating Castle Creek OpCo to repurchase, redeem or otherwise acquire, or pay any dividends in respect of, any outstanding Equity Interests of Castle Creek OpCo, or any agreements with respect to the voting of equity securities of Castle Creek OpCo.

d. The Swiss Subsidiary is a Swiss Société Anonyme duly formed and validly existing under the laws of Switzerland. The Company owns, indirectly, all of the issued and outstanding Equity Interests of the Swiss Subsidiary. Castle Creek OpCo owns, directly, all of the issued and outstanding Equity Interests of the Swiss Subsidiary. Except for the Equity Interests of the Swiss Subsidiary owned directly or indirectly by the Company and Castle Creek OpCo, there are no other issued or outstanding Equity Interests of the Swiss Subsidiary. All the outstanding Equity Interests of the Swiss Subsidiary were duly authorized and validly issued, are fully paid and have been issued in compliance with all applicable Laws and any preemptive rights, rights of first refusal or similar rights of any Person. Except as set forth on Schedule 5.3(d), there are no outstanding subscriptions, options, warrants, calls, preemptive rights, conversion or other rights, agreements or proxies relating to the sale, issuance, registration, voting or transfer of any Equity Interests of the Swiss Subsidiary, or of any securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any Equity Interests of the Swiss Subsidiary. Except as set forth on Schedule 5.3(d), there are no outstanding agreements obligating the Swiss Subsidiary to repurchase, redeem or otherwise acquire, or pay any dividends in respect of, any outstanding Equity Interests of the Swiss Subsidiary, or any agreements with respect to the voting of equity securities of the Swiss Subsidiary. The Swiss Subsidiary does not have any business, operations or assets. Notwithstanding anything herein to the contrary, except as expressly set forth in this Section 5.3(d), the Company is not making any representations or warranties relating to or in connection with the Swiss Subsidiary.

5.4 Valid Issuance of Notes. Subject to the accuracy of the representations and warranties of each Investor set forth in Section 6 hereof, the offering, issuance, sale and delivery of each Note, and the issuance of Preferred Stock or Common Stock, as applicable, issuable upon conversion of each Note, are exempt from the registration requirements of Section 5 of the Securities Act, and no consent, approval, qualification or registration or filing under any state securities laws is required in connection therewith, except such exemptive filings which are not required to be made until after the Closing.

5.5 Absence of Default. Except as set forth on Schedule 5.5, neither the execution, delivery and performance by the Company of the Transaction Documents nor the consummation of the transactions described therein will:

a. result in the creation or imposition of any Lien upon any of the Equity Interests of the Company or Castle Creek OpCo or any material Lien on any property or assets of the Company or Castle Creek OpCo;

b. violate or conflict with, or result in any breach of, any term, condition or provision of the Organizational Documents, the Stockholder Documents or other governing documents of the Company or Castle Creek OpCo;

c. in any material respect, violate, conflict with, result in a breach of or constitute (with or without the giving of notice or the lapse of time or both) a default under, or an event that would give rise to any right of notice, modification, acceleration, payment, cancellation or termination under, or in any manner release any party thereto from any obligation under, any Contract to which the Company or Castle Creek OpCo is a party or by which the Company or Castle Creek OpCo is bound;

d. in any material respect, violate, conflict with, result in a breach of or constitute (with or without the giving of notice or the lapse of time or both) a default under, any judgment, decree, order, regulation or rule of any court or regulatory authority or any other Governmental Authority applicable to the Company or Castle Creek OpCo;

e. in any material respect, violate or conflict with or result in a breach of any Law applicable to the Company, Castle Creek OpCo or the Business; or

f. except for the filing of a Form D pursuant to Regulation D of the Securities Act and filings pursuant to applicable state “blue sky” Laws, require the Company or Castle Creek OpCo to obtain any Permit, by notice to or filing with any Governmental Authority that has not been, or on or before the date of the Closing shall not have been, obtained.

5.6 Financial Statements. Attached hereto as Schedule 5.6 are copies of (i) the audited consolidated balance sheet of the Company and Castle Creek OpCo as of December 31, 2020, and the related audited statements of income and cash flows for the fiscal year then ended (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and Castle Creek OpCo as of May 30, 2021 (the “Latest Balance Sheet”), and the related statements of income and cash flows for the five (5) month period then ended (collectively with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Schedule 5.6, the Financial Statements: (a) present fairly in all material respects, in accordance with GAAP applied on a consistent basis, the financial position of Castle Creek OpCo as of such date and the results of its operations and cash flows for the periods specified, except for the absence of footnote disclosures and year-end adjustments to which the Latest Balance Sheet will be subject (the effect of which will not, individually or in the aggregate, be material); and (b) were prepared in accordance with the books and records of Castle Creek OpCo. Except as set forth on the face of the Financial Statements or in the footnotes thereto, neither the Company nor Castle Creek OpCo has any material liabilities or obligations, contingent or otherwise, other than (1) obligations and liabilities incurred in the ordinary course of business since May 30, 2021 (none of which results from, arises out of or relates to any breach or violation of, or default under, a Contract or Law), (2) liabilities incurred in connection with that certain Second Amended and Restated Management Services Agreement, dated as of October 9, 2018, by and among Paragon Biosciences, LLC, Castle Creek OpCo, and, solely with respect to Section 6 thereof, Jeffrey S. Aronin, (3) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements and (4) liabilities and obligations set forth on Schedule 5.6.

5.7 Absence of Certain Changes. Since the date of the Latest Balance Sheet, each of the Company and Castle Creek OpCo have conducted the Business in the ordinary course of business consistent with past practices, except for actions expressly contemplated or required under this Agreement or any other Transaction Document and as set forth on Schedule 5.7. Without limiting the generality of the foregoing, except as set forth on Schedule 5.7, since the date of the Latest Balance Sheet to the date hereof, neither the Company nor Castle Creek OpCo has:

a. experienced any event, circumstance or change, financial or otherwise, that has, or would reasonably be expected to have, a Material Adverse Effect;

b. experienced any loss, damage or destruction of, or to, any of its assets in excess of $100,000 individually or in the aggregate, whether or not covered by insurance;

c. (i) increased the compensation payable to any of its current employees or managers or, except as required by Law, granted any increase in any material benefit payable under any Employee Benefit Plan, except with respect to employees with annual compensation under $100,000, (ii) paid or agreed to pay any severance or termination pay, (iii) granted, or entered into, any employment or severance agreement with any of its current employees, officers or managers or (iv) instituted or otherwise amended any Employee Benefit Plans;

d. experienced any resignation or termination of employment of any officer or Key Employee of the Company or Castle Creek OpCo;

e. adjusted or written off any accounts or notes receivable or reduced reserves for receivables, in each case, outside of the ordinary course of business;

f. changed its financial reporting, Tax or accounting methods, practices or elections, except as required by GAAP or applicable Law or made in the ordinary course of business;

g. sold, assigned, transferred, pledged, mortgaged, abandoned, subjected to any Lien or otherwise disposed of any of its material tangible assets (except products related to the Business sold in the ordinary course of business, to the extent consistent with past practice) or any Equity Interest in the Company;

h. consummated a merger, acquisition, disposition, consolidation, liquidation, dissolution or similar transaction, or acquired the assets (other than acquisitions of products related to the Business and other operating assets in the ordinary course of business in a manner and amount consistent with past practice) or business of any third party;

i. sold, assigned, transferred, disposed of, abandoned or permitted to lapse any material Permit, Intellectual Property or other material intangible assets, or granted any license or sublicense of any rights under or with respect to any such Intellectual Property, except in the ordinary course of business consistent with past practice;

j. conducted its cash management customs and practices (including the timing of invoicing and collection of receivables and the accrual and payment of payables and other current liabilities) and maintained its books and records in any manner other than in the ordinary course of business consistent with past practice;

k. made any loans or advances to any Person or Guaranties for the benefit of any Person or entered into any transaction or Contract with any Affiliate (except payments of salary in the ordinary course of business);

l. declared, set aside or paid any dividend or distribution of cash, Equity Interests or other property or securities to any equity holder thereof (other than Tax distributions determined in the ordinary course of business and consistent with past practice), or purchased, redeemed or otherwise acquired any of its Equity Interests, made any other payments to any equity holder thereof in such equity holder’s capacity as an equity holder thereof or issued any Equity Interests (or phantom equity or similar interest) or any option, warrant or right to acquire any Equity Interests (or phantom equity or similar interest);

m. amended, cancelled or terminated any Material Contract or entered into any Material Contract, prior to the stated termination date therein;

n. made or committed to make any capital expenditures over $100,000 in the aggregate other than in the ordinary course of business;

o. incurred or guaranteed any Debt other than in the ordinary course of business;

p. entered into any closing agreement or similar arrangement with respect to Taxes or any settlement of any audit, examination or other claim for Taxes; or

q. entered into any Contract to do or engage in any of the foregoing.

5.8 Material Contracts; Actions.

a. Schedule 5.8(a) is a correct and complete list of (i) all Contracts that have required or will require the Company or Castle Creek OpCo to pay, or have entitled or will entitle the Company or Castle Creek OpCo to receive, in the aggregate, $75,000 or more during any twelve (12) month period immediately prior to and from and after the date hereof, (ii) all Contracts that restrict the Company or Castle Creek OpCo from competing with or engaging in any business activity anywhere in the world, (iii) all Contracts for acquisitions or dispositions (by merger, purchase or sale of assets or stock or otherwise) of material assets greater than or equal to $25,000 (except products or materials related to the Business acquired or disposed of in the ordinary course of business), (iv) all Real Property Leases (as defined below), (v) all Contracts with respect to outstanding Debt or Guaranties, (vi) all Contracts with any Governmental Authority, (vii) Contracts that are IP Licenses, (viii) all Contracts providing for indemnification by the Company or Castle Creek OpCo with respect to infringements of proprietary rights, (ix) any Contract with an Affiliate of the Company or Castle Creek OpCo, (x) any Contract concerning or consisting of a partnership or joint venture agreement, (xi) any Contract under which the Company or Castle Creek OpCo has or may reasonably be expected to have any liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any accounting, brokerage, finder’s or similar fees or expenses in connection with this Agreement or the transactions contemplated hereby), (xii) any Contract providing for (A) the current employment of or consultancy with an individual on a full-time, part-time, consulting or other basis or (B) otherwise currently providing compensation or other benefits, including severance or change-of-control benefits, to any officer, director, manager employee or consultant of the Company or Castle Creek OpCo (other than an Employee Benefit Plan), (xiii) any Contract containing most-favored-nations or exclusivity terms or (xiv) any settlement agreements or related

Contracts which have continuing obligations or restrictions (collectively, the “Material Contracts”). Neither the Company nor Castle Creek OpCo is in material default under any Material Contract and, to the Knowledge of the Company, no other party thereto is in material default under any Material Contract, and no event has occurred that, with the giving of notice, the passage of time or both, would constitute a material default by the Company, Castle Creek OpCo or, to the Knowledge of the Company, any other party thereto under any Material Contract. Each Material Contract is (a) enforceable against the Company or Castle Creek OpCo, whichever is party to such Material Contract, and, to the Knowledge of the Company, the other party thereto and (b) in full force and effect and will continue to be so enforceable and in full force and effect on identical terms immediately following the consummation of the transactions contemplated by the Transaction Documents, subject to the General Enforceability Exceptions. No counterparty to a Material Contract has provided written notice or, to the Knowledge of the Company, other communication to the Company or Castle Creek OpCo regarding its intent to materially alter or terminate such Material Contract. True, accurate and complete copies of each written Material Contract, in each case, as amended or otherwise modified and in effect as of the date hereof, as well as written summaries setting forth the terms and conditions of any oral Material Contracts, have been Made Available to the Investors.

b. Except as set forth on Schedule 5.8(b), since the date of the Latest Balance Sheet, neither the Company nor Castle Creek OpCo has (i) declared or paid any dividends, or authorized or made any distribution, upon or with respect to any class or series of its capital stock or Equity Interests, (ii) incurred any Debt individually in excess of $25,000 or in excess of $50,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of this Section 5.8(b), all Debt, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company or Castle Creek OpCo has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

c. Neither the Company nor Castle Creek OpCo is a guarantor or indemnitor of any Debt of any other Person.

5.9 Employment Claims. Except as set forth on Schedule 5.9, no Person has asserted or, to the Knowledge of the Company, threatened to assert any grievance, complaint or charge against the Company or Castle Creek OpCo (or any director, manager, officer or employee of the Company or Castle Creek OpCo acting in their respective capacity as such), arising out of any statute, ordinance or regulation relating to discrimination in employment, retaliation, employment practices or any other condition of employment (including the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967 or the Americans With Disabilities Act). Each of the Company and Castle Creek OpCo is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment (including termination of employment), wages, hours of work, occupational safety and health and worker classification and labor practices. Neither the Company nor Castle Creek OpCo has received any written notice that any Key Employee or group of the Company’s or Castle Creek OpCo’s employees, and, to the Knowledge of the Company, no Key Employee or group of the

Company’s or Castle Creek OpCo’s employees has any, plans to terminate employment with the Company or Castle Creek OpCo or otherwise is likely to become unavailable, and neither the Company nor Castle Creek OpCo has a present intention to terminate the employment of any of the foregoing. To the Knowledge of the Company, none of the employees of the Company or Castle Creek OpCo is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar contracts in conflict with the present business activities of the Company or Castle Creek OpCo, none of such employees’ activities with the Company or Castle Creek OpCo is in violation of any such contracts and neither the Company nor Castle Creek OpCo has received any written notice alleging that any violation of any such contracts has occurred.

5.10 Permits. Each of the Company and Castle Creek OpCo has all Permits (including all such franchises and Governmental Orders required by the FDA and any other federal, state or foreign agencies or bodies engaged in the regulation of pharmaceuticals or biohazardous materials (together with the FDA, the “Regulating Authority”)), necessary to conduct the Business as presently conducted and, except for such foreign and U.S. federal and state regulatory approvals that may be required to be obtained as a condition to the marketing and sale of the Company’s or Castle Creek OpCo’s products, as presently proposed to be conducted. All of such Permits are valid, in force and in good standing. There is no default on the part of the Company or Castle Creek OpCo or, to the Knowledge of the Company, any other party under any of such Permits. Neither the Company nor Castle Creek OpCo has received any written notice with respect to (i) any actual or alleged violation of, or failure to comply with, any term or requirement of any such Permit or (ii) any threatened, pending or possible sanction, revocation, withdrawal, termination, rescission, suspension, cancellation, modification, corrective action or limitation of, or with respect to, any such Permit.

5.11 Regulatory Status.

a. Schedule 5.11(a) sets forth a complete and correct list of all Registrations. The Registrations are in full force and effect and have been duly and validly issued.

b. Each of the Company and Castle Creek OpCo is, and has been since the applicable dates of issuance, in compliance in all material respects with all of the Registrations listed on Schedule 5.11(a).

c. The Registration files of each of the Company and Castle Creek OpCo have been maintained in accordance with reasonable industry standards. Each of the Company and Castle Creek OpCo has in its possession or control, or has access to, copies of all the material documentation filed in connection with filings made by the Company or Castle Creek OpCo for each Registration, including the complete regulatory chronology for each Registration (if applicable).

5.12 Personal Property. Except as set forth on Schedule 5.12, the Company or Castle Creek OpCo currently owns good title to, holds pursuant to valid and enforceable leases or has the right to use all assets (tangible or intangible) that are owned, held or used by the Company or Castle Creek OpCo and that are material to the Business as presently conducted and as presently proposed to be conducted, free and clear of all Liens (other than Permitted Liens).

5.13 Litigation. Except as set forth on Schedule 5.13, during the past three (3) years from the date hereof, there have not been any (a) Actions pending or, to the Knowledge of the Company, threatened against the Company, Castle Creek OpCo or the Business, or, to the Knowledge of the Company, any of the current or former directors, managers, officers or employees of the Company or Castle Creek OpCo with respect to their service as a director, manager, officer or employee of the Company or Castle Creek OpCo, at law or in equity, or before or by any Governmental Authority or (b) Governmental Orders imposed on or, to the Knowledge of the Company, threatened against the Company, Castle Creek OpCo or the Business. There is no Action, suit, proceeding or investigation by the Company or Castle Creek OpCo pending or which the Company or Castle Creek OpCo intends to initiate.

5.14 Compliance with Laws. Except as set forth on Schedule 5.14, each of the Company and Castle Creek OpCo is, and at all times has been, in compliance, in all material respects, with all applicable Laws (including, to the extent applicable, GDPR). Neither the Company nor Castle Creek OpCo has received any written notice from any Governmental Authority of any, and to the Knowledge of the Company, there is no, pending or threatened, Action involving the Company, Castle Creek OpCo or the Business with respect to any Laws.

5.15 FCPA. None of the Company, Castle Creek OpCo or any of their respective directors, managers, officers or employees has made, directly or indirectly, any payment or promise to pay, or gift or promise to give, or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such official or of inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or of inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority (together, “Anti-Bribery Laws”), in the case of both (a) and (b) above, in order to assist the Company, Castle Creek OpCo or any of their respective Affiliates to obtain or retain business for, or direct business to, the Company, Castle Creek OpCo or any of their respective Affiliates, as applicable. None of the Company, Castle Creek OpCo or, to the Knowledge of the Company, any of their respective Affiliates, directors, managers, officers or employees has made any bribe, rebate, illegal payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law, rule or regulation.

5.16 OFAC. None of the Company, Castle Creek OpCo or, to the Knowledge of the Company, any director, manager, officer, agent, employee or Person acting on behalf of the Company, Castle Creek OpCo or the Business is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and neither the Company nor Castle Creek OpCo intends to directly or indirectly use the proceeds from the sale of the Notes, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, towards any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person that, to the Knowledge of the Company, is subject to any U.S. sanctions administered by OFAC.

5.17 Anti-Money Laundering Laws. Each of the Company, Castle Creek OpCo and the Business is in compliance with all applicable anti-money laundering Laws, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable Governmental Authority (collectively, “Anti-Money Laundering Laws”), and no Action, suit, proceeding, investigation or enforcement by or before any Governmental Authority, involving the Company, Castle Creek OpCo or the Business with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

5.18 Environmental and Safety Laws. Except as set forth on Schedule 5.18, (a) each of the Company, Castle Creek OpCo and the Business is and has always been in compliance in all material respects with all Environmental Laws; (b) there has been no illegal release or threatened release by the Company or Castle Creek OpCo, or with respect to the Business, of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or, to the Knowledge of the Company, heretofore, owned, leased or otherwise used by the Company or Castle Creek OpCo or used in connection with the Business; (c) there have been no Hazardous Substances generated by the Company or Castle Creek OpCo, or in connection with the Business, that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States; and (d) to the Knowledge of the Company, there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCBs-containing equipment used or stored by the Company or Castle Creek OpCo on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored by the Company or Castle Creek OpCo on, any site owned or operated by the Company or Castle Creek OpCo or used in connection with the Business, except for the storage of hazardous waste in compliance with Environmental Laws. Each of the Company and Castle Creek OpCo has Made Available to the Investors true and complete copies of all material environmental records, reports, notifications, certificates of need, Permits, pending Permit applications, correspondence, engineering studies and environmental studies or assessments in their possession.

5.19 FDA and Regulatory Matters. None of the Company, Castle Creek OpCo or, to the Knowledge of the Company, any officer, employee or agent of the Company or Castle Creek OpCo has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Sections 335(a) or (b), or any similar law, rule or regulation of any other governmental entity, or (B) exclusion under 42 U.S.C. Section 1320a-7 or any similar law, rule or regulation of any governmental entity.

5.20 Employees and Benefits.

a. Schedule 5.20(a) sets forth a list of all employment agreements to which the Company or Castle Creek OpCo is a party as of the date hereof.

b. Schedule 5.20(b) lists all material Employee Benefit Plans.

c. Each Employee Benefit Plan (i) complies in all material respects in form and in operation with all applicable requirements of ERISA, the Code or any other applicable Laws, and has been operated in all material respects in accordance with its terms, and (ii) that is intended to be qualified under Section 401(a) of the Code has received, or is entitled to the benefits of, a determination or opinion letter from the Internal Revenue Service that the written form of such Employee Benefit Plan is so qualified.

d. None of the Company, Castle Creek OpCo or any ERISA Affiliate has at any time participated in or made contributions to, or had any other liability with respect to, an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is (i) a “multiemployer plan” (as defined in Section 3(37) or 4001 of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(i) of the Code), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code or (v) a plan that provides medical or other welfare benefits with respect to current or former employees beyond their termination of employment (other than coverage mandated by applicable Laws).

e. There are no Actions pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits).

f. Except as set forth on Schedule 5.20(f), neither the Company nor Castle Creek OpCo is, or will be, as a result of any transaction contemplated by this Agreement, obligated to pay separation, severance, termination or similar benefits, nor will any such transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual whether under an Employee Benefit Plan or otherwise.

g. Neither the Company nor Castle Creek OpCo has any liability under Section 406 of ERISA, Section 502 of ERISA or Section 4975 of the Code.

5.21 Employee Agreements. Each current and former employee, consultant and officer of the Company or Castle Creek OpCo has executed an agreement with the Company or Castle Creek OpCo regarding confidentiality and proprietary information and assignment of Intellectual Property, substantially in the form or forms Made Available to the Investors (the “Confidential Information Agreements”). No current or former Key Employee has excluded works, inventions or any Intellectual Property from any applicable provisions pursuant to such person’s respective Confidential Information Agreement. Except as set forth on Schedule 5.21, each current and former Key Employee has executed a non-competition and non-solicitation agreement substantially in the form or forms Made Available to the Investors. Except as set forth in Schedule 5.21, to the Knowledge of the Company, no Key Employee is in default or violation of any agreement covered by this Section 5.21. To the Knowledge of the Company, no officer or employee of the Company or Castle Creek OpCo is in default or violation of any confidential information and invention assignment agreement or any prior employee contract or proprietary information agreement with any Person.

5.22 Labor Relations. Neither the Company nor Castle Creek OpCo is party to any labor contract, collective bargaining agreement, Contract, letter of understanding or any other arrangement, formal or informal, with any labor union or organization that obligates the Company or Castle Creek OpCo to recognize a union as the bargaining representative of any of its employees or to compensate its employees at prevailing rates or union scale. There is no pending or, to the Knowledge of the Company, threatened labor dispute, labor organizing activities, demand for labor recognition or certification, work stoppage, unfair labor practice charge, strike, administrative or court proceeding or order between or with respect to the Company or Castle Creek OpCo and any of their respective present or former employee(s). Except as set forth on Schedule 5.22, there is no pending or, to the Knowledge of the Company, threatened Action between the Company or Castle Creek OpCo, on the one hand, and any of their respective present or former employee(s), on the other hand. Except as provided in Schedule 5.22, no current employee of the Company or Castle Creek OpCo is employed on other than an “at will” basis. Except as set forth in Schedule 5.22 or as required by Law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Schedule 5.22, neither the Company nor Castle Creek OpCo has a policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

5.23 Insurance. A complete and accurate list of all insurance policies maintained by the Company or Castle Creek OpCo or of any Person (other than the Company or Castle Creek OpCo) for the benefit of the Company, Castle Creek OpCo or the Business is set forth on Schedule 5.23. Premiums due for such policies have been paid in full, and neither the Company nor Castle Creek OpCo is in material default or breach with respect to any material provision contained in any such insurance policies, nor has the Company or Castle Creek OpCo failed to give any notice or to present any claim thereunder in due and timely fashion. To the Knowledge of the Company, no event or condition has happened or presently exists with respect to any insurer that constitutes a material default or material breach or, after notice or lapse of time, or both, would constitute a material default or breach by such insurer under any of the insurance policies set forth on Schedule 5.23.

5.24 Conflicts of Interest. Except as set forth on Schedule 5.24, to the Knowledge of the Company, none of the following is a supplier of goods or services to, or a purchaser of goods or services from, the Company, Castle Creek OpCo or the Business, or directly or indirectly controls, or is an owner, manager, director, officer or employee of, any Person that is a competitor to the Business or a supplier of goods or services to, or a purchaser of goods or services from, the Company, Castle Creek OpCo or the Business: (a) any director, manager or officer of the Company or Castle Creek OpCo; (b) any entity under common control with the Company or Castle Creek OpCo; or (c) any Affiliate of any of the foregoing. Except as set forth on Schedule 5.24, to the Knowledge of the Company, no stockholder of the Company or director, manager or officer of the Company or Castle Creek OpCo, or any Affiliate of the foregoing, (i) is party to any Contract with the Company or Castle Creek OpCo (excluding the organizational and governing documents of the Company and Castle Creek OpCo and the Transaction Documents) or has any material interest in any property (whether real, personal or mixed and whether tangible or intangible) used by the Company, Castle Creek OpCo or the Business; or (ii) owns (of record or as a beneficial owner) an Equity Interest or any other financial or profit interest in any entity that has a material financial interest in any transaction with the Company or Castle Creek OpCo.

5.25 Intellectual Property.

a. Schedule 5.25(a) sets forth, for the Intellectual Property owned by the Company or Castle Creek OpCo, a complete and accurate list of all U.S., state and foreign (i) Patents issued or applied for, (ii) Trademark registrations and applications for registration (including Internet domain name registrations) and material unregistered or not applied for Trademarks, and (iii) registered Copyrights and material unregistered Copyrights (“Listed IP”), including, in each case, as applicable, the date of registration or application and name of registration body where the applicable registration or application was made. All Listed IP is recorded in the name of the Company or Castle Creek OpCo, as applicable, free and clear of all Liens (except Permitted Liens). All renewal and maintenance filings and fees in respect of the Listed IP (if applicable) have been duly made and paid, and all registrations and applications therefor are valid and in full force. No Person has challenged, or threatened to challenge, in writing to the Company, the validity of any Listed IP or the rights of the Company in or to any of the Listed IP, including through any opposition, nullity proceeding or interference.

b. Schedule 5.25(b) sets forth all material Software that is owned by the Company or Castle Creek OpCo (excluding computer programs generally available to the public or businesses, which have been licensed to the Company or Castle Creek OpCo solely in object code form for its internal use, without any right to modify, (i) pursuant to end-user, object code “click-wrap” or “shrink-wrap” agreements, (ii) which constitute the terms of use or service for any website or (iii) for a one-time or annual fee of $25,000 or less, and not including any support, maintenance, implementation or training fees that may be charged in connection with the applicable license) (collectively, “Owned Software”).

c. (i) To the Knowledge of the Company, the conduct of the Company and the operation of the Business has not infringed, misappropriated, diluted or otherwise violated, and does not infringe, misappropriate, dilute or otherwise violate, any Patent or Trademark rights of any Person, (ii) the conduct of the Company or Castle Creek OpCo and the operation of the Business has not infringed, misappropriated, diluted or otherwise violated, and does not infringe, misappropriate, dilute or otherwise violate, any Intellectual Property rights (other than Patent and Trademark rights) of any Person and (iii) there are no Actions pending or, to the Knowledge of the Company, threatened by any Person alleging any such infringement, misappropriation, dilution or violation.

d. Except as set forth on Schedule 5.25(d), (i) either the Company or Castle Creek OpCo owns and possesses all right, title and interest in and to, or has a license to use, all of the Intellectual Property that is owned, held or used by the Company or Castle Creek OpCo in connection with the operation of the Business as presently conducted, (ii) no claim by any Person contesting the validity, enforceability, use or ownership of any Company Intellectual Property has been made against the Company or Castle Creek OpCo or, to the Knowledge of the Company, is threatened, (iii) the loss or expiration of the Company’s or Castle Creek OpCo’s rights in any material Company Intellectual Property or related group of the Company Intellectual Property is not pending or, to the Knowledge of the Company, threatened and (iv) neither the Company nor Castle Creek OpCo has issued any notices of any infringement or misappropriation by any Person with respect to the Company Intellectual Property.

e. No Owned Software contains “open source,” “copyleft” or “community source” Software in a manner which, pursuant to the licenses therefor or as a result of using such code, requires the Company or Castle Creek OpCo to provide any source code for the Owned Software (other than the source code for such “open source,” “copyleft” or “community source” Software) to any Person.

5.26 Tests and Preclinical Studies. Except as set forth on Schedule 5.26, the tests and preclinical studies, if any, conducted by or on behalf of the Company or Castle Creek OpCo are being conducted or have been conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional and scientific standards for products or product candidates comparable to those being developed by the Company and Castle Creek OpCo and all applicable laws and regulations. The descriptions of, protocols for and data and other results of, any such studies and/or tests that have been furnished or Made Available to the Investors were accurate and complete in all material respects as of the date thereof. To the Knowledge of the Company, there are no studies or tests the results of which reasonably call into question the results of the studies or tests conducted by or on behalf of the Company or Castle Creek OpCo, and neither the Company nor Castle Creek OpCo has received any written notices or correspondence from the FDA, any Regulating Authority or any foreign governmental entity exercising comparable authority, or any institutional review board or comparable authority, requiring the termination, suspension or material modification of any studies or tests conducted by or on behalf of the Company or Castle Creek OpCo.

5.27 Tax Returns; Taxes. Except as set forth on Schedule 5.27:

a. Each of the Company, Castle Creek OpCo and each of their respective Subsidiaries has timely filed (taking into account any valid and effective extensions thereof) all income Tax Returns and all other material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects.

b. Each of the Company, Castle Creek OpCo and each other Subsidiary of the Company has timely paid and discharged all material Taxes due and owing (whether or not shown on any Tax Return), and each of the Company, Castle Creek OpCo and each other Subsidiary of the Company has withheld, collected and paid over to the appropriate Tax authorities or is properly holding for such payment all material Taxes required by applicable Law to be withheld or collected by the Company, Castle Creek OpCo or such Subsidiary, as the case may be, including any material Taxes required to be withheld, collected and/or paid over from amounts paid or owed to any employees, independent contractors, equity holders, creditors or other third parties. Each of the Company, Castle Creek OpCo and each other Subsidiary of the Company has made adequate reserves in accordance with GAAP for any Taxes not yet due and owing.

c. No Tax audits or administrative or judicial Tax proceedings are pending, being conducted or, to the Knowledge of the Company, have been threatened with respect to the Company, Castle Creek OpCo or any other Subsidiary of the Company. No deficiency for any Taxes has been assessed in writing by a Governmental Authority against the Company, Castle Creek OpCo or any other Subsidiary of the Company, which deficiency has not been settled and paid in full. Neither the Company, Castle Creek OpCo nor any other Subsidiary of the Company has received from any Governmental Authority (including from jurisdictions where the Company or Castle Creek OpCo does not file Tax Returns) any (i) written notice indicating an intent to open an audit or other review related to Tax matters or (ii) written notice of deficiency or proposed adjustment for any amount of Tax. No waiver of, or agreement to extend, any statute of limitations period in respect of any Tax or Tax Return of the Company, Castle Creek OpCo or any other Subsidiary of the Company has been provided or otherwise agreed to or effectuated that has not as of yet expired.

d. There are no Liens for Taxes (other than Permitted Liens) on any properties or assets of the Company, Castle Creek OpCo, any other Subsidiary of the Company or the Business.

e. There are no Tax sharing, allocation, indemnification or similar Contracts (other than any such Contract entered into in the ordinary course of the Business that may contain a Tax sharing, allocation, indemnification or a similar provision that, in the context of such Contract, is not material) under which the Company, Castle Creek OpCo or any other Subsidiary of the Company would reasonably be expected to be liable for any Taxes of any Person, and neither the Company, Castle Creek OpCo nor any other Subsidiary of the Company is liable for any material Taxes of any other Person as a transferee or successor, by operation of Law or by terms of Contract (except, in the case of a Contract, as otherwise expressly contemplated in this Section 5.27(e)).

f. The Taxes of Castle Creek OpCo that have accrued in accordance with GAAP but that have not yet been paid (i) did not, as of the date of the Latest Balance Sheet, materially exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than any notes thereto) and (ii) are not reasonably expected to materially exceed that reserve as adjusted for the passage of time through the date hereof.

g. The Company has never been (and has no reason to believe that it will be) a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

5.28 Additional Agreements. Other than as set forth on Schedule 5.28, neither the Company nor Castle Creek OpCo has entered, or intends to enter, into any Contract with any Investor with respect to the transactions contemplated by the Transaction Documents other than as specified herein or in one of the other Transaction Documents. For the avoidance of doubt, each Investor has the same rights with respect to the purchase of the Notes as each of the other Investors, other than as explicitly set forth herein or in another Transaction Document.

5.29 83(b) Elections. To the Knowledge of the Company, all elections and notices under Section 83(b) of the Code have been timely filed by all individuals who have purchased any Common Units of Castle Creek OpCo subject to a right of repurchase in favor of Castle Creek OpCo.

5.30 Shell Company. Neither the Company nor Castle Creek OpCo is, or has ever been, an issuer identified in Rule 144(i)(1) promulgated under the Securities Act.

5.31 Investment Company Act. Neither the Company nor Castle Creek OpCo is an investment company within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

5.32 Brokers’ or Finders’ Fees. Except as set forth on Schedule 5.32, neither the Company nor Castle Creek OpCo has employed, or is liable for the payment of any fee to, any agent, finder, broker, consultant or similar Person in connection with the transactions contemplated under the Transaction Documents.

5.33 Real Property. Neither the Company nor Castle Creek OpCo owns or previously owned, any real property. Schedule 5.33 contains a true and complete list, by street address or other location information, of: (a) all real property currently leased or subleased by the Company or Castle Creek OpCo (collectively, the “Leased Properties”) and (b) with respect to the Leased Properties, all leases, subleases, licenses, estoppel certificates and other agreements (and any and all amendments, modifications or supplements thereto) for or related to the use and occupancy by the Company or Castle Creek OpCo of the Leased Properties (together with all modifications, amendments and supplements thereto, collectively, the “Real Property Leases”). No Person who is a counterparty to any Real Property Lease is an Affiliate of the Company or Castle Creek OpCo. The Leased Properties constitute all of the real estate used or occupied by the Company or Castle Creek OpCo, and no other real estate is necessary for the conduct of, or in connection with, the Business.

5.34 Data Privacy. In connection with the Company’s and Castle Creek OpCo’s collection, storage, transfer (including any transfer across national borders) and/or use of any personally identifiable information from any individuals (collectively, “Personal Information”), each of the Company and Castle Creek OpCo is and has been in compliance in all material respects with all applicable Laws, the Company’s and Castle Creek OpCo’s privacy policies and the requirement of any Contract or codes of conduct to which the Company or Castle Creek OpCo (as applicable) is bound. Each of the Company and Castle Creek OpCo is and has been in compliance in all material respects with (and, to the Knowledge of the Company, neither the Company nor Castle Creek OpCo has suffered any data loss, theft or breach in violation of) all Laws relating to data loss, data theft and breach of security notification obligations.

5.35 Disclosure. Each of the Company and Castle Creek OpCo has Made Available to the Investors all information reasonably available to the Company and Castle Creek OpCo that the Investors have requested of the Company in writing for the purpose of deciding whether to acquire the Notes, including certain of the Company’s projections describing its proposed business plan, if any (the “Business Plan”). The Business Plan was prepared in good faith; however, the Company does not warrant that it or any of its Subsidiaries will achieve any results projected in the Business Plan. Assuming the accuracy of the Investors’ representations regarding their sophistication with respect to investments in companies similar to the Company, no representation or warranty of the Company contained in the Transaction Documents and the exhibits attached hereto and thereto, as qualified by the Disclosure Schedules, or in any certificate furnished or to be furnished to the Investors at the Closing (when read together), contains any untrue statement of a material fact or, to the Knowledge of the Company, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that the Company has not delivered to the Investors, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to purchasers of securities.

Section 6. Representations and Warranties of the Investors. At the Closing, each Investor represents and warrants to the Company that:

6.1 Authority; Execution and Validity.

a. Such Investor has the requisite power and authority to execute and deliver the Transaction Documents and to perform its obligations thereunder. The execution and delivery by such Investor of the Transaction Documents, and its performance thereunder, have been duly authorized by all necessary corporate, limited liability company or other similar action on the part of such Investor, and no other corporate, limited liability company or other similar proceedings or actions by such Investor are necessary to authorize and consummate the Transaction Documents or the transactions contemplated thereby.

b. Each of the Transaction Documents (assuming the valid execution and delivery thereof by the Company) constitutes a legal, valid and binding agreement of such Investor enforceable against such Investor in accordance with its terms, subject to the General Enforceability Exceptions.

6.2 Securities Laws Representations and Warranties. In connection with the issuance and purchase of a Note by each Investor, each Investor hereby represents and warrants to the Company and agrees as follows:

a. Such Investor is purchasing the Note (including the shares of Preferred Stock or Common Stock, as applicable, issuable upon conversion of such Note) for its own account for investment only, and not with a view to the resale or distribution thereof.

b. Such Investor has had such opportunity as it has deemed adequate to ask questions of the Company and its representatives and to otherwise obtain from the Company such information regarding the aforementioned investment in the Company, and such Investor has received answers satisfactory from the Company and its representatives with respect thereto, along with copies of all information from the Company and its representatives that such Investor deems necessary to permit it to evaluate the merits of such investment in the Company.

c. Such Investor is an “accredited investor” as that term is defined in Rule 501 promulgated under the Securities Act.

d. Such Investor has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits, risks and other considerations relating to (i) the acquisition and ownership of the Note to be purchased by such Investor hereunder (including the shares of Preferred Stock or Common Stock, as applicable, issuable upon conversion of such Note). Such Investor has consulted with its own advisors with respect to the aforementioned investment in the Company, and such Investor understands that the Note hereunder (including the shares of Preferred Stock or Common Stock, as applicable, issuable upon conversion of such Note) is speculative and involve a high degree of risk, and such Investor can afford a complete loss of the value of its Note (including the shares of Preferred Stock or Common Stock, as applicable, issuable upon conversion of such Note) and is able to bear the economic risk of holding the same for an indefinite period.

e. Such Investor understands that the Note (including the shares of Preferred Stock or Common Stock, as applicable, issuable upon conversion of such Note) have not been registered under the Securities Act, or the securities or similar Laws of any jurisdiction, and is offered in reliance on exemptions therefrom, which reliance depends upon, among other things, the bona fide nature of such Investor’s investment intent and the truth and accuracy of such Investor’s representations as expressed herein and in the other Transaction Documents.

f. Such Investor understands and agrees that (i) there are substantial restrictions on the transferability of the shares of Preferred Stock or Common Stock, as applicable, issuable upon conversion of such Note, (ii) except as set forth in the Investors’ Rights Agreement, it has no rights to require its Equity Interests to be registered under the Securities Act or the securities laws of any jurisdiction, (iii) there currently is no, and there may never be any, public market for the Note (including the shares of Preferred Stock or Common Stock, as applicable, issuable upon conversion of such Note), (iv) it may not be possible for such Investor to liquidate its investment in the Company and (v) such Investor may have to hold its Note (including the shares of Preferred Stock or Common Stock, as applicable, issuable upon conversion of such Note) and bear the economic risk of its investment therein indefinitely.

6.3 Foreign Investors. If such Investor is not a United States person (as defined by Rule 902(k) under the Securities Act), such Investor hereby represents that it has satisfied itself as to the full observance of the Laws of its jurisdiction in connection with any invitation to subscribe for its respective Note (including the shares of Preferred Stock or Common Stock, as applicable, issuable upon conversion of such Note) or any use of this Agreement, including (i) the Laws within its jurisdiction for the purchase of the Note (including the shares of Preferred Stock or Common Stock, as applicable, issuable upon conversion of such Note), (ii) any foreign exchange restrictions applicable to such purchase and (iii) any governmental or other consents that may need to be obtained, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Note (including the shares of Preferred Stock or Common Stock, as applicable, issuable upon conversion of such Note). If such Investor is not a United States person (as defined by Rule 902(k) under the Securities Act), such Investor’s subscription and payment for, and such Investor’s beneficial ownership of, the Note (including the shares of Preferred Stock or Common Stock, as applicable, issuable upon conversion of such Note) will not violate any applicable securities or other Laws of such Investor’s jurisdiction.

6.4 Brokers’ or Finders’ Fees. Such Investor has not employed, and is not liable for the payment of any fee to, any agent, finder, broker, consultant or similar Person in connection with the transactions contemplated under this Agreement or any other Transaction Documents.

Section 7. Miscellaneous.

7.1 Survival of Warranties. The representations and warranties of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Investors or the Company.

7.2 Public Announcements. Unless otherwise required by Law, (a) none of the Company, Castle Creek OpCo or any of their respective Affiliates shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, or otherwise communicate with any news media, without obtaining and complying with the prior written consent of the Investors, and each of the Company and Castle Creek OpCo shall direct its directors, managers, officers, stockholders and employees not to make any such press release, public announcement or communication and (b) neither the Investors nor any of their respective Affiliates shall make, or cause to be made, any press release or public announcement in respect of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, or otherwise communicate with any news media, without obtaining and complying with the prior written consent of the Company, except in the case of any Investor that is a registered investment company within the meaning of the Investment Company Act, consistent with its required investment reporting practices, and each Investor shall direct its respective directors, managers, officers, limited partners, agents and employees not to make any such press release, public announcement or communication.

7.3 No Promotion. The Company agrees that it will not, and shall cause each of its Subsidiaries to not, without the prior written consent of the applicable Investor, use in advertising, or otherwise use publicly, the name of such Investor or any Affiliate thereof, or any partner or employee of such Investor or any Affiliate thereof, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by such Investor or any Affiliate thereof. In addition to Section 7.2, the Company further agrees that it shall obtain the written consent of the applicable Investor prior to the Company’s issuance of any public statement detailing the purchase of Preferred Stock by such Investor pursuant to this Agreement.

7.4 Fees and Expenses. Each party hereto shall bear its own costs and expenses in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.

7.5 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever for any specified period, under or by reason of this Agreement.

7.6 Representation. Each party hereto acknowledges that (a) Fenwick & West LLP has acted solely on behalf of Fidelity and the Fidelity Investors, and (b) Vedder Price P.C. has acted solely on behalf of Valor, in connection with the negotiation, preparation and documentation of this Agreement and the other Transaction Documents and that neither Fenwick & West LLP nor Vedder represented or advised any other persons or parties in connection therewith or with any related matters.

7.7 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, (i) the Company and the Investors (ii) each other person who shall become a registered holder named in the Note transferred to such holder by an Investor or its permitted transferees, and (iii) their respective legal representatives, successors and permitted assigns. The terms of this Agreement and the Notes shall be binding upon and enforceable by the successors and permitted assigns of the Company and the Investors. The Company shall maintain at its office located in the United States a register (the “Register”) for the recordation of (and in which the Company shall record) (i) the name and address of each Investor, and the commitments of, and principal amounts (and stated interest) of the obligations owing to, such Investor pursuant to the terms hereof from time to time and (ii) any transfers of any Note. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error. The Register shall be available for inspection by each Investor or its assignees at any reasonable time and from time to time upon reasonable prior notice. The obligations of the Company under the Notes are registered obligations and the rights, titles and interests of the applicable Investor and its assignees in and to such obligations shall be transferable only upon notation of such transfer in the Register. This Section 7.8 shall be construed so that such obligations are at all times maintained in “registered from” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (and any other relevant or successor provisions of the Internal Revenue Code or such regulations).

7.8 Entire Agreement. The Transaction Documents among the Company and the Investors constitute the entire agreement of the parties hereto and thereto with respect to the financing transactions contemplated hereby and supersede all prior negotiations, commitments, agreements and understandings, both written and oral, among them with respect to the subject matter hereof and thereof.

7.9 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or confirmed facsimile if sent during normal business hours of the recipient, or if not, then on the next Business Day; or (iii) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to the Company shall be sent to:

Castle Creek Biosciences, Inc.

330 N. Wabash, Suite 3500

Chicago, IL 60611

Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP

2121 North Pearl St., Suite 1100

Dallas, TX 75201

Attn: P. Gregory Hidalgo

Email: greg.hidalgo@katten.com

All communications to the Investors shall be sent to each Investor’s address as set forth beneath its name on Schedule 1 hereto,

with a copy (which shall not constitute notice) to the following:

Fenwick & West LLP

555 California Street, 12th Floor

San Francisco, CA 94104

Attn: Michael Brown, Esq.

Email: mbrown@fenwick.com

Vedder Price P.C.

222 North LaSalle Street

Chicago, IL 60601

Attn: Michael A. Nemeroff, Esq.

Email: mnemeroff@vedderprice.com

or at such other address as the relevant recipient may designate pursuant to the provisions of this Section 7.9.

7.10 Amendments; Waivers. This Agreement may not be amended, supplemented or altered, and no provision hereof may be waived, and no consent contemplated hereby may be given, except in a writing signed by the Company and the Majority Holders (as defined in the Note).

7.11 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

7.12 Governing Law; Dispute Resolution.

7.13 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and performed in such state without giving effect to the choice of law principles of such state that would require or permit the application of the laws of another jurisdiction. The parties hereto (a) hereby irrevocably and unconditionally submit to the jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or if the

Delaware Court of Chancery declines to accept jurisdiction over a particular action or proceeding, any federal court within the State of Delaware for the purpose of any suit, Action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, Action or other proceeding arising out of or based upon this Agreement except in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or if the Delaware Court of Chancery declines to accept jurisdiction over a particular action or proceeding, any federal court within the State of Delaware and (c) hereby waive, and agree not to assert, by way of motion, as a defense or otherwise, in any such suit, Action or proceeding, any claim that any such party is not subject personally to the jurisdiction of the above-named courts, that any such party’s property is exempt or immune from attachment or execution, that such suit, Action or proceeding is brought in an inconvenient forum, that the venue of such suit, Action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

7.14 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS. EACH OF THE PARTIES HERETO HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES AND AGREES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.14.

7.15 Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents. In the event that an ambiguity or question of intent or interpretation arises, this Agreement and the other Transaction Documents will be construed as if drafted jointly by such parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Transaction Document.

7.16 Disclosure Generally. All schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the schedules shall be deemed to refer to this entire Agreement, including all schedules. Except as otherwise provided in the Company Disclosure Schedules, all capitalized terms therein shall have the meanings assigned to them in this Agreement. Matters reflected in the Company Disclosure Schedules are not necessarily limited to matters required by this Agreement to be disclosed. Except where required by a particular representation or warranty in this Agreement, (a) no disclosure made in the Company Disclosure Schedules shall constitute an admission or determination that any fact or matter so disclosed is material, has a Material Adverse Effect, meets a dollar or other threshold set forth in this Agreement or would otherwise be required to be disclosed, and (b) no Person shall use the fact of the setting of an amount or the inclusion of such facts or matters in any dispute or controversy as to whether any obligation, amount, fact or matter is or is not material, has a Material Adverse Effect or meets any other threshold for purposes of this Agreement. Any reference to a section or subsection in the Company Disclosure Schedules refers to that section or subsection of this Agreement, unless the context requires otherwise; provided, however, that a particular matter disclosed in any section or subsection of the Company Disclosure Schedules that is reasonably apparent from a facial reading of such disclosure to qualify another section or subsection of this Agreement shall also be deemed to qualify such other section or subsection of this Agreement. No disclosure in the Company Disclosure Schedules relating to any possible breach or violation of any agreement, Law or regulation shall be construed as an admission or indication against interest to a third party that any such breach or violation exists or has actually occurred.

7.17 Massachusetts Business Trust. A copy of the Agreement and Declaration of Trust of each Fidelity Investor, or any Affiliate thereof, is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the trustees of each such Investor or any Affiliate thereof as trustees and not individually and that the obligations of this Agreement are not binding on any of the trustees, officers or stockholders of such Investor or any Affiliate thereof individually but are binding only upon such Investor or any Affiliate thereof and its assets and property.

7.18 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

[Signature Pages Follows.]

IN WITNESS WHEREOF, the undersigned have executed this Convertible Note Purchase Agreement as of the day and year first written above.

COMPANY:

CASTLE CREEK BIOSCIENCES, INC.

By:	/s/ Patrick J. Morris
Name:
Title:

Address:

Castle Creek Biosciences, Inc.

330 N. Wabash, Suite 3500

Chicago, IL 60611

Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP

2121 North Pearl St., Suite 1100

Dallas, TX 75201

Attn: P. Gregory Hidalgo

Email: greg.hidalgo@katten.com

INVESTOR:

Marshman Fund Trust II U/A/D 5/1/08

By:	/s/ Matthew Gaines
Name:
Title:

INVESTOR:

/s/ Gregory K. Jones
Gregory K. Jones

INVESTOR:

Valor R&D Series LLC - Series FO

By:	/s/ Antonio J. Gracias
Name:
Title:

INVESTOR:

Valor CCP Holdings, LLC

By:	/s/ Antonio J. Gracias
Name:
Title:

INVESTOR:

Fidelity Select Portfolios: Pharmaceuticals Portfolio

Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund

Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund

Fidelity Growth Company Commingled Pool

Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund

Fidelity Securities Fund: Fidelity Blue Chip Growth Fund

Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund.

By:	/s/ Chris Maher
Name:
Title:

INVESTOR:

/s/ Jeffrey Kindler
Jeffrey Kindler

INVESTOR:

Highland Equities L.P.

By:	/s/ Gidon Cohen
Name:
Title:

INVESTOR:

Ott Lane Investments, LLC

By:	/s/ Edward W. Landon
Name:
Title:

INVESTOR:

Star Investment Series LLC – Series 88

By:	/s/ James Star
Name:
Title:

INVESTOR:

LMC Holdings, LLC

By:	/s/ Matthew J. Gantz
Name:
Title:

INVESTOR:

Patrick J. Morris Revocable Trust U/A/D 3/11/11

By:	/s/ Patrick J. Morris
Name:
Title:

INVESTOR:

/s/ Darien Parhad
Darien Parhad

INVESTOR:

/s/ Stephen P. Wanaski
Stephen P. Wanaski

INVESTOR:

Babar Ghias Living Trust Dated 8/7/2017

By:	/s/ Babar Ghias
Name:
Title:

INVESTOR:

/s/ Jeanine M. Swalec
Jeanine M. Swalec

INVESTOR:

/s/ Timothy M. Cunniff
Timothy M. Cunniff

INVESTOR:

/s/ Andrew T. Serafin
Andrew Serafin

INVESTOR:

/s/ Spiro Katerinis
Spiro Katerinis

INVESTOR:

/s/ Gregory MacMichael
Gregory MacMichael

INVESTOR:

/s/ Matthew J. Gantz
Matthew J. Gantz

INVESTOR:

/s/ Andrea C. Kistner
Andrea C. Kistner

INVESTOR:

Jeffrey Gordon Hesselberg and Jean Marie Clegg-Hesselberg Living Trust, dated September 4, 2015

By:	/s/ Jeffrey Gordon Hesselberg
Name:
Title:

INVESTOR:

/s/ Brad Middlekauff
W. Bradford Middlekauff

INVESTOR:

/s/ John Maslowski
John Maslowski

INVESTOR:

/s/ Pamela A. Larsen
Pamela A. Larsen

INVESTOR:

CK Jimenez Family, LLC

By:	/s/ Kerensa Jimenez
Name:
Title:

INVESTOR:

Labrador Capital, LLC

By:	/s/ Ken Serota
Name:
Title:

INVESTOR:

Litani Ventures, LLC

By:	/s/ Peter Rahal
Name:
Title:

INVESTOR:

Acadia Woods Partners, LLC

By:	/s/ Jeffrey Samberg
Name:
Title:

INVESTOR:

/s/ Michael K. Burns
/s/ Caroline G. Burns
Michael K. Burns and Caroline G. Burns

Schedule of Investors

Investor (with Notice address)	Principal Amount
Marshman Fund Trust II U/A/D 5/1/08 Address:	$5,378,000.00
Gregory K. Jones Address:	$600,000.00
Valor R&D Series LLC - Series FO Address:	$2,655,000.00
Valor CCP Holdings, LLC Address:	$3,158,000.00
Fidelity Securities Fund: Fidelity Blue Chip Growth Fund Address:	$916,700.00
Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund Address:	$110,200.00
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund Address:	$1,087,100.00
Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund Address:	$242,100.00
Fidelity Growth Company Commingled Pool Address:	$1,148,100.00
Fidelity Mt. Vernon Street Trust : Fidelity Growth Company K6 Fund Address:	$215,100.00
Fidelity Select Portfolios: Pharmaceuticals Portfolio Mag & Co. Address:	$14,700.00
Jeffrey Kindler Address:	$500,000.00
Highland Equities L.P. Address:	$1,000,000.00
Ott Lane Investments, LLC Address:	$3,000,000.00
Star Investment Series LLC – Series 88 Address:	$850,000.00
LMC Holdings, LLC Address:	$100,000.00
Patrick J. Morris Revocable Trust U/A/D 3/11/11 Address:	$100,000.00
Darien Parhad Address:	$50,000.00
Stephen P. Wanaski Address:	$25,000.00
Babar Ghias Living Trust Dated 8/7/2017 Address:	$100,000.00

Jeanine M. Swalec Address:	$50,000.00
Timothy M. Cunniff Revocable Trust U/A/D 12/14/15 Address:	$50,000.00
Andrew T. Serafin Revocable Trust U/A/D February 9, 2011 Address:	$25,000.00
Spiro Katerinis Address:	$50,000.00
Gregory MacMichael Address:	$100,000.00
Matthew J. Gantz Address:	$75,000.00
Andrea C. Kistner Address:	$50,000.00
Jeffrey Gordon Hesselberg and Jean Marie Clegg-Hesselberg Living Trust, dated September 4, 2015 Address:	$100,000.00
W. Bradford Middlekauff Address:	$100,000.00
John Maslowski Address:	$50,000.00
Pamela A. Larsen Address:	$25,000.00
CK Jimenez Family, LLC Address:	$25,000.00
Labrador Capital, LLC Address:	$300,000.00
Litani Ventures, LLC Address:	$500,000.00
Acadia Woods Partners, LLC Address:	$2,000,000.00
Michael K. Burns and Caroline G. Burns Address:	$250,000.00

Schedule 2

Wire Instructions

Castle Creek Biosciences, Inc. – Inbound Wire Instructions

Bank Name:

Bank Address:

ABA/Routing Number:

Account Number:

Account Name:

Account Address:

For verbal confirmation, please contact:

Andrea Kistner

akistner@castlecreekbio.com

973-647-2775

Exhibit A

The Note

See attached.

Exhibit B

Disclosure Schedule

See attached.